[Letterhead of Meng Und Partner AG Baden]

                                          Report of the statutory auditors
                                          to the general meeting of
                                          Tambour Paints Ltd
                                          CH - 8953 DIETIKON

As statutory auditors, we have audited the accounting record and the financial statements (balance sheet, income statement and notes) of Tambour Paints Ltd for the period from August 22nd, 1996 (date of incorporation) to December 31, 1996.

These financial statements are the responsibility of the board of directors. Our responsibility is to express an opinion on these financial statements based on our audit. We confirm that we meet the legal requirements concerning professional qualification and independence.

Our audit was conducted in accordance with auditing standards promulgated by the profession, which require that an audit be planned and performed to obtain reasonable assurance about whether the financial statements are free from material misstatement. We have examined on a test basis evidence supporting the amounts and disclosures in the financial statements. We have also assessed the accounting principles used, significant estimates made and the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accounting record and financial statements and the proposed appropriation of available earnings comply with the law and the company's articles of incorporation.

We recommend that the financial statements submitted to you be approved.


Baden/Switzerland, 8th April 1997


                            MENG UND PARTNER AG BADEN


                            /s/ Karl Peterhans              /s/ Rudolf Lehmann

                            Karl Peterhans                  Rudolf Lehmann
                            Certified accountant            Certified accountant
                            (in charge of the audit)